Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
(702) 584-7995	(702) 584-7742
mcarlotti@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS DILUTED EPS OF $0.58 ON SECOND QUARTER REVENUE OF $213 MILLION

•                  SYSTEMS REVENUE ACHIEVES A RECORD $58 MILLION

•                  GAMING EQUIPMENT GROSS MARGIN IMPROVES TO A RECORD 53 PERCENT

•                  GAMING OPERATIONS REVENUE INCREASES TO $69 MILLION FROM $66 MILLION LAST YEAR

•                  COMPANY REITERATES FISCAL 2010 DILUTED EPS GUIDANCE IN RANGE OF $2.30 TO $2.55 AND SYSTEMS REVENUE GUIDANCE IN RANGE OF $220 MILLION TO $230 MILLION

LAS VEGAS, January 27, 2010 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management systems, and networked solutions for the global gaming industry, announced today diluted earnings per share (“Diluted EPS”) of $0.58 and $1.11 on revenue of $213 million and $410 million for the three months and six months ended December 31, 2009, respectively.

“We are very pleased to report another very profitable quarter despite challenging market conditions,” said Richard M. Haddrill, the Company’s Chief Executive Officer.  “We also continued to build our recurring revenues to 46 percent of total revenues in the second quarter versus 41 percent in the same period last year.  We see positive long-term trends for our business as a result of planned gaming expansion, the extended deferral of customer game capital expenditures, and our upcoming product launches.”

“We are pleased to again have set several new quarterly and all-time records including systems revenue and gaming equipment gross margins,” added Robert C. Caller, the Company’s Chief Financial Officer.  “We also continued to strengthen our balance sheet in the second quarter as we further reduced debt by $12 million while repurchasing $16 million of our stock.”

Second Quarter Fiscal 2010 Highlights

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
	(dollars in millions, except per share amounts)
Revenues:
Bally Gaming Equipment and Systems	$205.0	$223.6	$392.3	$451.0
Casino Operations	8.5	9.7	17.7	19.7
Total revenues	$213.5	$233.3	$410.0	$470.7

Net income	$33.3	$33.6	$63.9	$63.9
Adjusted EBITDA	$76.4	$78.3	$149.4	$150.9
Diluted EPS	$0.58	$0.59	$1.11	$1.11

Three Months Ended December 31, 2009 Compared with Three Months Ended December 31, 2008

•                  Diluted EPS was $0.58 as compared with $0.59 last year.  During the three months ended December 31, 2008, the Company’s Diluted EPS benefited from a $0.03 gain from insurance reimbursement which reduced selling, general and administrative expenses (“SG&A”).

•                  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges and share-based compensation), a non-GAAP financial measure, was $76 million as compared with $78 million last year.

•                  Operating margin remained constant at 25 percent in both periods.

•                  Total revenues decreased to $213 million as compared with $233 million last year, due to declines in domestic game unit sales.

•                  Operating income decreased to $54 million as compared with $59 million last year.

•                  SG&A increased to 26 percent of total revenue as compared with 25 percent last year.

•                  Research and development expenses (“R&D”) were 9 percent of total revenue as compared with 8 percent last year.

Six Months Ended December 31, 2009 Compared with Six Months Ended December 31, 2008

•                  Net income remained constant at $64 million in both periods.

•                  Adjusted EBITDA decreased to $149 million as compared with $151 million last year.

•                  Operating margin increased to a record 26 percent as compared with 24 percent last year.

•                  Total revenues decreased to $410 million as compared with $471 million last year, due to declines in domestic game unit sales.

•                  Operating income decreased to $105 million as compared with $113 million last year.

•                  SG&A expenses were 25 percent of total revenue as compared with 24 percent last year.

•                  R&D expenses were 10 percent of total revenue as compared with 8 percent last year.

During the second quarter of fiscal 2010, the Company repurchased almost 402,000 shares of its common stock for approximately $16 million.  During the first six months of fiscal 2010, the Company repurchased almost 800,000 shares of its common stock for approximately $31 million.  Since January 1, 2010, under the Company’s 10b-5 plan, approximately 114,000 shares were purchased for $5 million, leaving $95 million remaining under its new $100 million share-repurchase program.

Unaudited summary financial information for the Bally Gaming Equipment and Systems segment for the three months and six months ended December 31, 2009 and 2008 is presented below:

	Three Months Ended December 31,				Six Months Ended December 31,
	2009	% Rev	2008	% Rev	2009	% Rev	2008	% Rev
	(dollars in millions)
Revenues:
Gaming Equipment	$78.8	38%	$101.3	45%	$140.8	36%	$208.6	46%
Gaming Operations	68.6	34%	66.4	30%	139.9	36%	134.2	30%
Systems	57.6	28%	55.9	25%	111.6	28%	108.2	24%
Total revenues	$205.0	100%	$223.6	100%	$392.3	100%	$451.0	100%

Gross Margin:
Gaming Equipment (1)	$41.4	53%	$49.9	49%	$70.9	50%	$97.3	47%
Gaming Operations	47.7	70%	45.4	68%	99.9	71%	92.6	69%
Systems (1) (2)	41.1	72%	41.6	74%	77.3	69%	77.0	71%
Total gross margin	$130.2	64%	$136.9	61%	$248.1	63%	$266.9	59%

Selling, general and administrative (2)	$48.4	24%	$50.2	22%	$90.0	23%	$97.1	22%
Research and development costs	19.5	10%	19.3	9%	39.0	10%	39.2	9%
Depreciation and amortization	4.7	2%	4.7	2%	9.5	2%	8.8	2%
Operating income	$57.6	28%	$62.7	28%	$109.6	28%	$121.8	27%

(1)          Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles including core technology and license rights, which are included in depreciation and amortization.

(2)          Certain costs of system sales previously included in selling, general and administrative costs have been reclassified in the prior year to conform to the current year presentation.

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Operating Statistics
New gaming devices	4,997	6,099	8,933	12,697
Original Equipment Manufacturer (“OEM”) units	—	40	—	505
New unit ASP	$14,289	$14,531	$14,213	$14,288

	As of December 31,
	2009	2008
End-of-period installed base:
Gaming monitoring units installed base	365,000	331,000
Systems managed cashless games	313,000	292,000

Total linked progressive systems	981	1,219
Rental and daily-fee games	12,448	12,222
Lottery systems	7,809	8,003
Centrally determined systems	49,874	44,536

“Calendar 2009 represented one of the toughest environments ever for replacement game sales,” said Gavin Isaacs, the Company’s Chief Operating Officer.  “As we look towards calendar 2010 and beyond, we expect to see both an improvement in replacement demand and jurisdictional expansion.   We believe that we are well positioned to take advantage of these developments with the many new games, cabinets, and our new ALPHA 2 platform that we showed at last November’s Global Gaming Expo which will begin to be released this spring and summer.”

“Our pipeline and backlog for our systems products continues to grow and remains strong, driven by several new product launches during calendar 2009 and the growing acceptance by our customers of our server-based gaming solutions,” said Ramesh Srinivasan, the Company’s Executive Vice President — Systems.  “Our R&D efforts will continue to bring additional products and modules to the marketplace in 2010 and beyond, further strengthening our leading position in the systems business.”

Highlights of Certain Results for the Three Months Ended December 31, 2009

Gaming Equipment

•                  Revenues decreased to $79 million as compared with $101 million last year.

•                  New gaming device sales decreased to 4,997 units as compared with 6,099 units last year due to a continued sluggish North America replacement market and fewer new openings and expansions during this quarter.

•                  New unit sales to international customers were 1,655 units, or 33 percent of total new-unit shipments, as compared with 1,210 units last year.

•                  ASP of new gaming devices, excluding OEM sales, decreased slightly to $14,289 per unit, primarily as a result of product mix.

•                  Gross margin increased to a record 53 percent from 49 percent last year, primarily due to improved manufacturing efficiencies, improved material costs and usage, and a reduction in royalty expense.

Gaming Operations

•                  Revenues increased 3 percent to $69 million as compared with $66 million last year, primarily driven by an increase in the installed base of devices connected to the Company’s centrally determined systems and premium revenue units including Fireball™ and 77777 Jackpot™, as well as an increase in revenue per unit.

•                  Gross margin increased to 70 percent from 68 percent in the same period last year, primarily as a result of increases in participation, rental, and license revenue which had little associated variable costs as well as a decrease in progressive jackpot expense and royalty expense.

Systems

•                  Revenues increased 3 percent to a record $58 million as compared with $56 million last year, primarily as a result of the increased installed base of customers on the Company’s systems.

•                  Gross margin decreased to 72 percent from 74 percent in the same period last year, primarily as a result of a change in the mix of products sold in the comparative periods.

•                  Maintenance revenues increased to a record $15 million as compared with $12 million in the same period last year.

Highlights of Certain Results for the Six Months Ended December 31, 2009

Gaming Equipment

•                  Revenues decreased to $141 million as compared with $209 million last year.

•                  New gaming device sales decreased to 8,933 units as compared with 12,697 units last year due to a continued sluggish North America replacement market and fewer new openings and expansions during this period.

•                  New unit sales to international customers were 3,173 units, or 36 percent of total new-unit shipments, as compared to 2,609 units last year, reflecting continued investments in international markets.

•                  Gross margin increased to 50 percent from 47 percent last year, primarily due to improved manufacturing efficiencies, improved material costs and usage, and a reduction in royalty expense.

Gaming Operations

•                  Revenues increased 4 percent to $140 million as compared with $134 million last year, primarily as a result of an increase in participation and license revenue, which included an increase in premium revenue units.

•                  Gross margin increased to 71 percent from 69 percent last year, primarily as a result of the increases in both license and participation revenue which had little associated variable costs.

Systems

•                  Revenues increased 3 percent to $112 million as compared with $108 million last year, primarily as a result of the increased installed base of customers on the Company’s systems.

•                  Gross margin decreased to 69 percent from 71 percent last year, primarily as a result of an increase in discounts and a change in the mix of products sold in the comparative periods.

•                  Maintenance revenues increased to a record $28 million, as compared with $25 million last year.

Fiscal 2010 Business Update

The Company reiterated its fiscal 2010 guidance for Diluted EPS of $2.30 to $2.55, with the fourth quarter anticipated to be stronger than the third quarter.  This guidance considers a weak economy and significant capital challenges for certain customers, offset by the Company’s expected continued strong competitive position and ongoing cost-savings and gross margin initiatives.

The Company has provided this range of earnings guidance for fiscal 2010 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital market conditions, the market for gaming devices and systems, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company may update this fiscal 2010 guidance from time to time as the year progresses.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income, as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), to Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in 000s)
Net income	$33,253	$33,564	$63,877	$63,868
Interest expense, net	2,567	5,241	5,208	9,178
Income tax expense	17,106	18,670	34,151	35,807
Depreciation and amortization	19,880	17,333	39,083	34,982
Share-based compensation	3,632	3,538	7,131	7,096
Adjusted EBITDA	$76,438	$78,346	$149,450	$150,931

Adjusted EBITDA is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA for the three-month and six-month periods ended December 31, 2008 includes the $3 million insurance reimbursement from previous claims for the 2005 U.S. Gulf Coast hurricanes.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way, and the Company’s presentation may be different from those presented by other companies.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EST (1:30 p.m. PST). The conference-call dial-in number is 866-362-4666 or 617-597-5313 (Passcode: Bally), and the webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation. For those who miss this event, an archived version will be available at BallyTech.com until February 26, 2010.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced gaming devices, systems, and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery, and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking-statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward-looking statements are reasonable, future results may differ materially from those expressed in any forward-looking statements.  The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2009 AND DECEMBER 31, 2008

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$136,395	$157,241	$252,416	$316,815
Gaming operations	68,578	66,407	139,887	134,183
Casino operations	8,500	9,646	17,655	19,694
	213,473	233,294	409,958	470,692
Costs and expenses:
Cost of gaming equipment and systems (1)	53,803	65,710	104,175	142,532
Cost of gaming operations	20,898	20,999	39,989	41,559
Direct cost of casino operations	3,624	4,320	7,489	8,675
Selling, general and administrative	55,552	58,027	102,499	115,234
Research and development costs	19,571	19,331	39,042	39,202
Depreciation and amortization	5,653	5,458	11,477	10,564
	159,101	173,845	304,671	357,766
Operating income	54,372	59,449	105,287	112,926

Other income (expense):
Interest income	685	947	1,330	2,103
Interest expense	(3,252)	(6,188)	(6,538)	(11,281)
Other, net	(1,096)	(1,664)	(968)	(4,230)

Income before income taxes	50,709	52,544	99,111	99,518
Income tax expense	(17,106)	(18,670)	(34,151)	(35,807)
Net income	33,603	33,874	64,960	63,711
Less net income (loss) attributable to non-controlling interests	350	310	1,083	(157)

Net income attributable to Bally Technologies, Inc.	$33,253	$33,564	$63,877	$63,868

Basic and diluted earnings per share:
Basic earnings attributable to Bally Technologies, Inc. per share	$0.61	$0.62	$1.17	$1.17
Diluted earnings attributable to Bally Technologies, Inc. per share	$0.58	$0.59	$1.11	$1.11

Weighted average shares outstanding:
Basic	54,518	54,419	54,393	54,745
Diluted	57,750	56,731	57,718	57,428

(1) Cost of gaming equipment and systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND JUNE 30, 2009

	December 31, 2009	June 30, 2009
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$71,315	$64,598
Restricted cash	7,587	9,076
Accounts and notes receivable, net of allowances for doubtful accounts of $9,165 and $8,939	212,778	174,698
Inventories	43,692	52,942
Prepaid and refundable income tax	31,416	43,756
Deferred income tax assets	38,800	36,114
Deferred cost of revenue	17,990	21,906
Prepaid assets	12,772	7,531
Other current assets	5,452	13,018
Total current assets	441,802	423,639
Restricted long-term investments	12,304	12,097
Long-term receivables	23,447	9,826
Property, plant and equipment, net of accumulated depreciation of $69,846 and $64,113	74,330	76,889
Leased gaming equipment, net of accumulated depreciation of $137,743 and $117,638	88,697	95,012
Goodwill	162,085	161,960
Intangible assets, net	36,721	32,198
Deferred income tax assets	15,380	15,373
Long-term deferred cost of revenue	35,997	41,615
Other assets, net	10,504	12,273
Total assets	$901,267	$880,882
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,328	$20,574
Accrued liabilities	37,066	47,405
Customer deposits	9,226	10,375
Jackpot liabilities	10,825	12,266
Deferred revenue	43,091	49,122
Income tax payable	2,005	2,971
Current maturities of long-term debt	37,547	35,337
Total current liabilities	161,088	178,050
Long-term debt, net of current maturities	153,750	173,750
Long-term deferred revenue	50,341	60,464
Other income tax liability	19,842	22,072
Other liabilities	8,418	7,797
Total liabilities	393,439	442,133
Commitments and contingencies
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $.10 par value; 100,000,000 shares authorized; 58,606,000 and 57,091,000 shares issued and 55,028,000 and 54,312,000 outstanding	5,854	5,703
Treasury stock at cost, 3,578,000 and 2,779,000 shares	(96,148)	(64,727)
Additional paid-in capital	366,479	330,465
Accumulated other comprehensive loss	(470)	(770)
Retained earnings	229,500	165,623
Total Bally Technologies, Inc. stockholders’ equity	505,227	436,306
Non-controlling interests	2,601	2,443
Total stockholders’ equity	507,828	438,749
Total liabilities and stockholders’ equity	$901,267	$880,882